Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

WeShop Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Class A ordinary shares, no par value	Other(2)	6,350,400	(3)	$8.96	$56,899,584.00	$0.00013810	$7,857.83
Total Offering Amounts						$56,899,584.00		$7,857.83
Total Fees Offsets								-
Net Fee Due								$7,857.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Class A ordinary shares, no par value (“Ordinary Shares”), of WeShop Holdings Limited (the “Registrant”) that become issuable under the (i) WeShop Holdings Limited Employee Share Option Plan 2022 (the “2022 Plan”) and (ii) WeShop Holdings Limited Option Agreements with Certain Directors and Management (the “Option Plan” and, together with the 2022 Plan, the “Plans”), as well as any outstanding stock options granted outside of any plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The price of $8.96 per share represents the weighted average of the exercise prices for outstanding options under the 2022 Plan and the Option Plan.

(3)	Represents (i) 1,100,399 Class A ordinary shares reserved for issuance under the 2022 Plan and (ii) 5,250,001 Class A ordinary shares reserved for issuance under the Option Plan.